Exhibit 99.1

Cephalon lodges Bidder’s Statement for A$319 million offer for Arana Therapeutics

FRAZER, Pa. (March 9) — Cephalon, Inc. (Nasdaq: CEPH) today announced that its wholly-owned subsidiary, Cephalon International Holdings, Inc. (Cephalon), has lodged the offer document (Bidder’s Statement) for its A$1.40 a share offer for Arana Therapeutics Limited (ASX: AAH) with the Australian Securities and Investments Commission.

Cephalon is offering an initial 70 percent premium to Arana’s 90-day volume-weighted average price and a 69 percent premium to the closing price on February 25, 2009, the last trading day prior to the announcement of Cephalon’s offer.

Cephalon’s offer is compelling for the following reasons:

•                  The offer represents a substantial premium to historic share prices for Arana

•                  Cephalon is offering cash, providing certainty of value and de-risking the investment of Arana shareholders

•                  The offer has been unanimously recommended by Arana’s Independent Directors in the absence of a superior proposal

•                  Arana’s two major shareholders have sold over 45 million shares to Cephalon at the offer price

•                  That among other risks, the price of Arana shares may fall in the absence of the Cephalon offer and the cessation of Arana’s share buyback program

“This is an outstanding cash offer to Arana shareholders, offering them a significant premium to Arana’s historic share price while providing certainty of value in a risky market environment,” said Kevin Buchi, chief financial officer at Cephalon.

If Cephalon obtains a relevant interest in 90 percent of Arana shares and the offer conditions are satisfied or waived, Cephalon will increase its offer price by 5 Australian cents to $1.45 per share.  This offer price increase will be payable to all shareholders no matter when their acceptances are received.

Cephalon acquired a pre-bid shareholding of approximately 19.8% from two of Arana’s largest shareholders, Start-up Australia Ventures Pty Limited and Rockwell Securities Limited.

The Bidder’s Statement is expected to be dispatched to Arana shareholders by March 24, 2009 and is currently expected to close on 1 May 2009 (unless extended).

Cephalon has set up a shareholder information line for Arana shareholders.

The contact details are:

Within Australia:	1300 652 884
Outside Australia:	+61 2 8986 9328

About Cephalon, Inc.

Founded in 1987, Cephalon, Inc. is an international biopharmaceutical company dedicated to the discovery, development, and commercialization of many unique products in four core therapeutic areas: central nervous system, inflammatory diseases, pain, and oncology.  A member of the Fortune 1000 and the S&P 500 Index, Cephalon currently employs approximately 3,000 people in the United States and Europe.  U.S. sites include the company’s headquarters in Frazer, Pennsylvania, and offices, laboratories or manufacturing facilities in West Chester, Pennsylvania, Salt Lake City, Utah, and suburban Minneapolis, Minnesota.

Cephalon has a growing presence in Europe, the Middle East and Africa.  The Cephalon European headquarters and pre-clinical development center are located in Maisons-Alfort, France, just outside of Paris.  Key business units are located in England, Ireland, France, Germany, Italy, Spain, the Netherlands for the Benelux countries, and Poland for Eastern and Central European countries.  Cephalon Europe markets more than 30 products in four areas: central nervous system, pain, primary care and oncology.

The company’s proprietary products in the United States include: AMRIX® (cyclobenzaprine hydrochloride extended-release capsules), TREANDA® (bendamustine hydrochloride) for Injection, FENTORA® (fentanyl buccal tablet) [C-II], PROVIGIL® (modafinil) Tablets [C-IV], TRISENOX® (arsenic trioxide) injection, GABITRIL® (tiagabine hydrochloride), NUVIGIL® (armodafinil) Tablets [C-IV] and ACTIQ® (oral transmucosal fentanyl citrate) [C-II].  The company also markets numerous products internationally.  Full prescribing information on its U.S. products is available at http://www.cephalon.com or by calling 1-800-896-5855.

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In addition to historical facts or statements of current condition, this announcement may contain forward-looking statements.  Forward-looking statements provide Cephalon’s current expectations or forecasts of future events.  These may include statements regarding the anticipated scientific progress on its research programs, development of potential pharmaceutical products, interpretation of clinical results, prospects for regulatory approval, manufacturing development and capabilities, market prospects for its products, sales and earnings guidance, and other statements regarding matters that are not historical facts.  You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” or other words and terms of similar meaning.  Cephalon’s performance and financial results could differ materially from those reflected in these forward-looking statements due to general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries as well as more specific risks and uncertainties facing Cephalon such as those set forth in its reports on Form 8-K, 10-Q and 10-K filed with the U.S. Securities and Exchange Commission.  Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect.  Therefore, you should not rely on any such factors or forward-looking statements.  Furthermore, Cephalon does not intend to update publicly any forward-looking statement, except as required by law.  The Private Securities Litigation Reform Act of 1995 permits this discussion.

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Source:  Cephalon, Inc.

Contacts:

United States

Media:	Investor Relations:
Sheryl Williams	Chip Merritt
+1 610-738-6493 (office)	+1 610-738-6376 (office)
610-457-5257 (cell)	cmerritt@cephalon.com
swilliam@cephalon.com

Australia

Media:
Andrew Stokes	Lauren Thompson
+61 416 967 038	+61 438 954 729
andrew.stokes@fdthirdperson.com.au	lauren.thompson@fdthidperson.com,au

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